Contacts:         Kimberly Allen                         Jennifer Howard-Brown
                  Investor Relations Manager             Media Relations Manager
                  (512) 683-6873                         (512) 683-8713

    National Instruments Reports All-Time Record Revenue for Quarter and Year
                      Company Declares 3-for-2 Stock Split

AUSTIN, Texas - Jan. 21, 2004 - National Instruments (Nasdaq: NATI) reported record fourth quarter revenue of $122 million, an increase of 14 percent compared to the fourth quarter of 2002 and a 16 percent sequential increase. This represents the highest quarterly revenue in NI history. Fully diluted earnings per share (EPS) for Q4 were 21 cents with a net income of $11.2 million up 13 percent from Q4 2002 and up 41 percent sequentially. In Q4 of 2003, NI took a $3.8 million charge to accrue for the expected legal costs of taking the company's most recent patent dispute to trial in early 2005. The after tax impact of this charge is equivalent to 5 cents per share.

For 2003, revenue totaled $426 million, up 9 percent from $391 million in 2002, marking record annual revenue for National Instruments and the 26th year of growth in the company's 27-year history.

The company also announced that the National Instruments Board of Directors declared a 3-for-2 stock split and a quarterly dividend of 5 cents per share on the company's common stock payable on Feb. 20, 2004, to holders of record on Feb. 5, 2004. All per-share data are presented prior to this split.

"Given our strong profitability, we made a strategic decision to aggressively increase our investments in R&D during the economic downturn," said Dr. James Truchard, NI CEO. "This strategy clearly paid off in 2003 with the highest number of new products introduced in the history of the company, resulting in the highest revenue in any year in our history."

Q4 2003 and FY 2003 Highlights

o Record quarterly revenue for Q4 2003, up 14 percent from Q4 2002 and up 16 percent sequentially
o     Record annual revenue for 2003 of $426 million
o     Strong investment in R&D produces record output of new products in 2003
o NI LabVIEW 7 Express awarded prestigious honors from: Control Engineering, Evaluation Engineering, Design News, EDN, Industrial Automation News and Electronics Products
o     Strong adoption of LabVIEW 7 Express by new customers
o     Record cash and short-term investments of $195 million
o NI named to FORTUNE magazine's 100 Best Companies to Work For list for fifth consecutive year

"We are pleased to once again announce quarterly and annual records with fourth quarter revenue up 16 percent sequentially and net income up 41 percent sequentially," said Alex Davern, NI CFO. "With continued strong annual cash flow from operations of $63 million, we have increased our cash and short term investments to a record of $195 million and have demonstrated the outstanding operating leverage in our business."

Geographically, the growth of revenue in U.S. dollar terms for Q4 2003 as compared to Q4 2002 was as follows: up 10 percent in the Americas, up 15 percent in Europe and up 22 percent in Asia giving overall growth of 14 percent. In local currency terms, revenue was up 3 percent in Europe and 30 percent in Asia, for an overall growth of 11 percent.

For Q1 2004, NI currently expects revenue to increase by approximately 20 percent year-over-year and estimates fully diluted earnings per share will be in the range of 21 to 25 cents per share, compared to 13 cents per share in Q1 2003. All per-share data are presented prior to the stock split.

Interested parties can listen to a conference call today, Jan. 21, 2004, beginning at 4:00 p.m. CDT, at ni.com/call. Replay information will be available by calling (719) 457-0820, confirmation code #711190, from Jan. 21, 2004 at 7:00 p.m. CDT, through Jan. 28, 2004 at 12:00 a.m. CDT.

This release contains "forward-looking statements," including R&D investment as a driver for growth, potential future operating leverage, and the company's expectations regarding record revenue for the year, revenue growth for the quarter, and estimated earnings for the quarter. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies, and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs you to documents filed with the SEC for other risks associated with the company's future performance.


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


About National Instruments

National Instruments (www.ni.com) is a technology pioneer and leader in virtual instrumentation - a revolutionary concept that has changed the way engineers and scientists approach measurement and automation. Leveraging the PC and its related technologies, virtual instrumentation increases productivity and lowers costs for customers worldwide through easy-to-integrate software, such as the NI LabVIEW graphical development environment, and modular hardware, such as PXI modules for data acquisition, instrument control and machine vision. Headquartered in Austin, Texas, NI has more than 3,000 employees and direct operations in 40 countries. In 2003, the company sold products to more than 25,000 different companies in more than 80 countries around the world. For the past five consecutive years, FORTUNE magazine has named NI one of the 100 best companies to work for in America.

Readers may obtain investment information from the company's investor relations department at (512) 683-5090, by sending e-mail to nati@ni.com or on the Web at www.ni.com/nati.

The condensed consolidated balance sheets, statements of income and cash flows to follow.

LabVIEW, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

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

                              National Instruments
                      Condensed Consolidated Balance Sheets
                                 (in thousands)


                                              December 31,  December 31,
                                                  2003          2002
                                              ------------  ------------
                                              (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                   $    53,446   $    40,240
  Short-term investments                          141,227       113,638
  Accounts receivable, net                         77,970        62,981
  Inventories                                      38,813        39,247
  Other current assets                             19,669        21,860
                                              ------------  ------------
    Total current assets                          331,125       277,966

Property and equipment, net                       151,612       152,133
Intangibles and other assets                       42,414        28,615
                                              ------------  ------------
Total assets                                  $   525,151   $   458,714
                                              ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                            $    29,567   $    25,578
  Accrued expenses                                 46,228        40,935
                                              ------------  ------------
    Total current liabilities                      75,795        66,513

Deferred income taxes                               9,904         5,738
                                              ------------  ------------
    Total liabilities                              85,699        72,251
                                              ------------  ------------
Stockholders' equity:
  Common stock                                        522           511
  Additional paid-in capital                       95,331        72,063
  Retained earnings                               349,994       321,813
  Accumulated other comprehensive loss             (6,395)       (7,924)
                                              ------------  ------------
    Total stockholders' equity                    439,452       386,463
                                              ------------  ------------
    Total liabilities and stockholders'
    equity                                    $   525,151   $   458,714
                                              ============  ============

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                              National Instruments
                   Condensed Consolidated Statements of Income
                      (in thousands, except per share data)


                                     Three Months                     Year Ended
                                  Ended December 31,              Ended December 31,
                                     (unaudited)                     (unaudited)
                             -----------------------------   -----------------------------
                                                  Percent                         Percent
                               2003      2002    Inc/(Dec)     2003      2002    Inc/(Dec)
                             --------  --------  ---------   --------  --------  ---------
Net sales                    $121,910  $106,525     14%      $425,892  $390,790      9%
Cost of sales                  31,074    27,928     11%       111,672   105,086      6%
                             --------  --------              --------  --------
Gross profit                   90,836    78,597     16%       314,220   285,704     10%
                             --------  --------              --------  --------

Operating expenses:
Sales and marketing            43,528    40,018      9%       160,478   145,671     10%
Research and development       20,398    16,201     26%        70,896    63,964     11%
General and administrative      9,314     8,453     10%        34,543    31,011     11%
Patent litigation               4,143     1,190    248%         7,954     4,703     69%
                             --------  --------              --------  --------
  Total operating expenses     77,383    65,862     17%       273,871   245,349     12%
                             --------  --------              --------  --------

Operating income               13,453    12,735      6%        40,349    40,355     --

Interest income, net              573       748    (23%)        2,449     3,167    (23%)
Net foreign exchange
  gain (loss)                   1,008       565     78%         1,125      (724)   255%
Other income expense              (37)     (208)    82%           568       820    (31%)
                             --------  --------              --------  --------

Income before income taxes     14,997    13,840      8%        44,491    43,618      2%
Provision for income taxes      3,749     3,875     (3%)       11,123    12,213     (9%)
                             --------  --------              --------  --------

Net income                   $ 11,248  $  9,965     13%      $ 33,368  $ 31,405      6%
                             ========  ========              ========  ========

Basic earnings per share     $   0.22  $   0.20     10%      $   0.65  $   0.61      7%
                             ========  ========              ========  ========

Diluted earnings per share   $   0.21  $   0.19     11%      $   0.62  $   0.59      5%
                             ========  ========              ========  ========

Dividends per share          $   0.05  $     --     N/A      $   0.10  $     --     N/A
                             ========  ========              ========  ========
Weighted average shares
  outstanding--basic           51,869    51,013      2%        51,625    51,219      1%
                             ========  ========              ========  ========
Weighted average shares
  outstanding--diluted         54,408    52,875      3%        53,964    53,411      1%
                             ========  ========              ========  ========


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                              National Instruments
                      Consolidated Statements of Cash Flows
                                 (in thousands)


                                                                Year Ended
                                                                December 31,
                                                                (unaudited)
                                                             2003        2002
                                                          ----------  ----------
Cash flow from operating activities:
   Net income                                             $  33,368   $  31,405
   Adjustments to reconcile net income to cash provided
   by operating activities:
      Charges to income not requiring cash outlays:
        Depreciation and amortization                        24,774      20,748
        Provision (benefit) for deferred income taxes         2,329        (207)
        Tax benefit from stock option plans                   3,849       1,835
      Changes in operating assets and liabilities:
        Increase in accounts receivable                     (14,989)     (9,357)
        Decrease (increase) in inventory                        434      (6,640)
        Decrease in prepaid expense and other assets          4,049       1,823
        Increase in current liabilities                       9,282       9,526
                                                          ----------  ----------
   Net cash provided by operating activities                 63,096      49,133
                                                          ----------  ----------

Cash flow from investing activities:
Payments for acquisitions, net of cash received              (6,324)         --
Capital expenditures                                        (17,983)    (30,817)
Capitalization of internally developed software              (9,717)     (5,757)
Additions to intangibles                                     (2,520)     (2,993)
Purchases of short-term investments                        (143,991)   (134,434)
Sales/maturities of short-term investments                  116,402     122,218
                                                          ----------  ----------
   Net cash used in investing activities                    (64,133)    (51,783)
                                                          ----------  ----------

Cash flow from financing activities:
Proceeds from issuance of common stock                       19,430      13,424
Repurchase of common stock                                       --     (19,623)
Dividends paid                                               (5,187)         --
                                                          ----------  ----------
   Net cash provided by (used in) financing activities       14,243      (6,199)
                                                          ----------  ----------

Net increase (decrease) in cash and cash equivalents         13,206      (8,849)
Cash and cash equivalents at beginning of period             40,240      49,089
                                                          ----------  ----------
Cash and cash equivalents at end of period                $  53,446   $  40,240